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                                 [LETTERHEAD]

June 25, 1997


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

Dear Sirs:

We have reviewed the attached disclosure for inclusion in the RODI Power Systems, Inc. SB-2 Initial Public Offering document and provide the following clarifications.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheets of RODI Power Systems, Inc. (a Washington corporation in the development stage) as of December 31, 1994 and 1995, and the related statements of operations, common stock subject to rescission and stockholders deficit and cash flows for the period from July 20, 1987 (inception) to December 31, 1994, the year ended December 31, 1995, and the period from July 20, 1987 (inception) to December 31, 1995, and have rendered out report dated January 17, 1996. We have not performed any audit procedures since January 17, 1996, or audited any financial statements of RODI Power Systems, Inc. subsequent to December 31, 1995.

Our report on the above referenced financial statements was prepared assuming the Company would continue as a going concern. As discussed in the Notes to the financial statements, the Company is a development stage enterprise, with limited capital resources, and has incurred accumulated losses of $2,568,290 as of December 31, 1995. Additionally, as discussed in the Notes to the financial statements, the Company had sold common stock to investors without registering the securities for sale with the appropriate federal and state regulatory agencies and was in violation of federal and state securities laws. These factors raised substantial doubt about the Company's ability to continue as a going concern. The financial statements did not include any adjustments that might result from the outcome of these uncertainties.

We were engaged by the Company to perform an audit of its financial statements in connection with a rescission offer, which was subsequently completed. On August 26, 1996, we notified the Company of our decision not to seek appointment as the Company's independent auditors on an ongoing basis. There were no disagreements with management on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.


Very truly yours,

/s/ Arthur Andersen LLP
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ARTHUR ANDERSEN LLP